Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 17, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in American Bar Association Members/Northern Trust Collective Trust’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the references to us under the headings “Experts” and “Summary Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

December 22, 2011